Exhibit 10.2

PATHMARK STORES, INC. 2000 EMPLOYEE EQUITY PLAN

FORM OF AWARD AGREEMENT

Dear          :

          Pursuant to the Stock Option Grant Notice (“Grant Notice”) and this Award Agreement, Pathmark Stores, Inc. (the “Company”) has granted you, as of the “Date of Award” set forth in the Grant Notice, a Stock Option under its 2000 Employee Equity Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in the Grant Notice at the exercise price indicated in the Grant Notice. The Stock Option is an “incentive stock option” within the meaning of Section 422 of the Code and is hereby designated as an Incentive Stock Option for purposes of this Award Agreement.

          Defined terms not explicitly defined in this Award Agreement but defined in the Plan shall have the same definitions as in the Plan.

          Your Grant Notice is an integral part of this Award Agreement and all references to this Award Agreement shall be considered to include the Grant Notice.

          The details of your Stock Option are as follows:

          1. VESTING; ACCELERATED VESTING.

          (a) Subject to the other terms and conditions of the Plan and this Award Agreement, your Stock Option will vest as provided in the Grant Notice.

          (b) Your Stock Option will be considered fully vested in the event that your employment with the Company is terminated by reason of your Involuntary Termination (as such term is defined in your employment agreement with the Company (or, if you do not have a current employment agreement, your most recent employment agreement with the Company), hereinafter “Involuntary Termination”), death, your permanent and total disability within the meaning of Section 22(e)(3) of the Code (“Disability”) or your retirement from you employment on or after your 60th birthday (“Retirement”). Upon termination of your employment for any reason other than Involuntary Termination, death, Disability or Retirement, the unvested portion of your Stock Option will be forfeited.

          2. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your Stock Option. You may elect to make payment of the exercise price in any manner that is permitted by the Grant Notice.

          3. SECURITIES LAW COMPLIANCE. If you are a citizen or resident of the United States, then notwithstanding anything to the contrary contained herein, your Stock Option may not be exercised unless the shares of Common Stock issuable upon exercise of your Stock Option are then registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your Stock Option must also comply with other applicable laws and regulations governing the Stock Option, and the Stock Option may not be exercised if the Company determines that the exercise would not be in material compliance with such laws and regulations.

          4. TERM. Subject to the other terms and conditions of this Award Agreement, the term of your Stock Option commences on the Date of Award (as set forth in the Grant Notice) and shall expire on the expiration date indicated in the Grant Notice (the “Expiration Date”).

          5. TERMINATION OF EMPLOYMENT; CHANGE IN CONTROL.

          (a) Except as otherwise expressly provided in Section 1(b) and this Section 5 of this Award Agreement, the terms of Section 7(c) of the Plan shall apply to any rights you have with respect to your Stock Option on and after your termination of employment with the Company or upon a Change in Control.

          (b) In the event of your termination of employment by reason of your Involuntary Termination, death, Disability or Retirement, the Stock Option shall remain exercisable until the earlier of the second anniversary of the date of such termination and the Expiration Date; provided, however, that the Stock Option shall remain exercisable as an Incentive Stock Option for one year after the date of your termination due to death or Disability and for a period of ninety days after your Involuntary Termination or any other termination. Thereafter, the Stock Option shall automatically convert into a Nonqualified Stock Option for the remainder of the exercise period described in this Section 5(b).

          6. EXERCISE. You may exercise your Stock Option, to the extent vested, in whole or in part during its term by delivering a written notice of exercise (in a form designated by or otherwise acceptable to the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require. The Stock Option may be exercised for whole shares of Common Stock only.

          7. TRANSFERABILITY. Your Stock Option is not transferable, except by will or by the laws of descent and distribution and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your Stock Option.

          8. STOCK OPTION NOT A SERVICE CONTRACT. Your Stock Option is not an employment or service contract, and nothing in your Stock Option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or one of its subsidiaries, or of the Company or any of its subsidiaries to continue your employment. In addition, nothing in your Stock Option shall obligate the Company or any of its subsidiaries, their respective shareholders, Boards of Directors, officers or employees to continue any relationship that you might have as a director, advisor or consultant for the Company or subsidiary.

          9. WITHHOLDING OBLIGATIONS. You may satisfy any applicable tax withholding obligation relating to the exercise or acquisition of Common Stock under your Stock Option by any of the following means (in addition to the right of the Company or any of subsidiaries to withhold from any compensation it paid to you) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares from the shares of Common Stock otherwise deliverable to you as a result of the exercise of your Stock Option (but no more than the minimum required withholding liability); or (c) delivering to the Company owned and unencumbered shares of Common Stock that, in the case of shares acquired previously from the Company, you have owned for at least six months prior to such delivery.

          10. NOTICES. Any notices provided for you in your Stock Option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices sent by the Company to you, if sent by registered or certified mail and addressed to you at the last address you provided to the Company.

          11. LIMITATIONS ON INCENTIVE STOCK OPTIONS. To the extent that the aggregate fair market value of stock with respect to which any Incentive Stock Options you hold are exercisable for the first time during any calendar year under all plans of the Company and its subsidiaries, exceeds $100,000, such Stock Option will be treated as Nonqualified Stock Options.

          12. PLAN DOCUMENT CONTROLS. Your Stock Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Stock Option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except for terms with respect to which the Plan expressly defers to this Award Agreement, in the event of any conflict between the provisions of your Stock Option and those of the Plan, the provisions of the Plan shall control.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Award Agreement as of           .

PATHMARK STORES, INC. By: _____________________________ _____________________________ EXECUTIVE